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                                                                   EXHIBIT 10.42



                               SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT (this "Agreement") is made as of January 1, 1999, by and between SUIZA FOODS CORPORATION, a Delaware corporation (together with its subsidiaries, the "Company"), and Ron Justice (the "Executive").

                                    RECITALS

         A. The Board of Directors of the Company (the "Board") has determined that the interests of the Company will be advanced by providing the key executives of the Company with certain benefits in the event of the termination of employment of any such executive in connection with or following a Change in Control (as hereinafter defined).

         B. The Board believes that such benefits will enable the Company to continue to attract and retain competent and qualified executives, will assure continuity and cooperation of management and will encourage such executives to diligently perform their duties without personal financial concerns, thereby enhancing shareholder value and ensuring a smooth transition.

         C. The Executive is a key executive of Franklin Plastics, Inc. ("Franklin") a subsidiary of the Company.

                                   AGREEMENTS

         NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree as follows:

         1. DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement.

         "AFFILIATE" means any entity controlled by, controlling or under common control with, a person or entity.

         "ANNUAL PAY" means the sum of (i) an amount equal to the annual base salary rate payable to the Executive by the Company at the time of termination of his or her employment plus (ii) an amount equal to the target bonus established for the Executive for the Company's fiscal year in which his or her termination of employment occurs.

         "CAUSE" means the Executive's (i) willful and intentional material breach of this Agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive's duties, which has caused material injury (monetary or otherwise) to the Company, or
(iii) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall constitute "Cause" for purposes of this Agreement unless the Board or the Chairman of the Board provides to the Executive (a) written



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notice clearly and fully describing the particular acts or omissions which the
Board or the Chairman of the Board reasonably believes in good faith constitutes "Cause" and (b) an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board or the Chairman of the Board to explain or defend the alleged acts or omissions relied upon by the Board and, to the extent practicable, to cure such acts or omissions. Further, no act or omission shall be considered as "willful" or "intentional" if the Executive reasonably believed such acts or omissions were in the best interests of the Company.

         "CHANGE IN CONTROL" means:

         1. (A) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or (B) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (C) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or such a plan is commenced;

                                       OR

         2. (A) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company or an affiliate of the Company (as that term is defined in the Exchange
Act), becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Franklin representing fifty percent (50%) or more of the combined voting power of Franklin's then outstanding securities; or (B) Franklin or any subsidiary of Franklin shall merge with or consolidate into any other entity other than an affiliate of Franklin or the Company, other than a merger or consolidation which would result in the holders of the voting securities of Franklin outstanding immediately prior thereto holding immediately thereafter securities representing more than fifty percent (50%) of the combined voting power of the voting securities of Franklin or such surviving entity (or its ultimate parent, if applicable ) outstanding immediately after such merger or consolidation; or (C) the stockholders of Franklin approve a plan of complete liquidation of Franklin or such a plan is commenced; or (D) any merger, consolidation, sale of stock or other transaction or series of related transactions, that results in Alan and Peter Bernon and their affiliates, personal representatives and heirs (the "Bernons") and the Company or an affiliate of the




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Company owning an aggregate of less than 50% of the combined voting power of the outstanding securities of Franklin, other than an underwritten public offering for cash of Franklin's securities or a distribution of Franklin's securities held by the Company to the stockholders of the Company; or (E) any sale of all or substantially all of the assets of Franklin other than to an affiliate of Franklin or the Company, unless the Company, the Bernons and their affiliates own at least 50% of the combined voting power of the purchaser.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" means all information, whether oral or written, previously or hereafter developed, acquired or used by the Company or its subsidiaries and relating to the business of the Company and its subsidiaries that is not generally known to others in the Company's area of business, including without limitation trade secrets, methods or practices developed by the Company or any of its subsidiaries, financial results or plans, customer or client lists, personnel information, information relating to negotiations with clients or prospective clients, proprietary software, databases, programming or data transmission methods, or copyrighted materials (including without limitation, brochures, layouts, letters, art work, copy, photographs or illustrations). It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of "Confidential Information."

         "GOOD REASON" means any of the following events occurring, without the Executive's prior written consent specifically referring to this Agreement, within two (2) years following a Change in Control:

                  (1) (A) Any reduction in the amount of the Executive's Annual Pay, (B) any reduction in the amount of Executive's other long-term aggregate incentive compensation opportunities, or (C) any significant reduction in the aggregate value of the Executive's benefits as in effect from time to time (unless in the case of either B or C, such reduction is pursuant to a general change in compensation or benefits applicable to all similarly situated employees of the Company and its Affiliates);

                  (2) (A) the removal of the Executive from the position held by him or her immediately prior to the Change in Control, or (B) any other significant reduction in the nature or status of the Executive's duties or responsibilities;

                  (3) transfer of the Executive's principal place of employment to a metropolitan area other than that of the Executive's place of employment immediately prior to the Change in Control without the Executive's consent; or

                  (4) failure by the Company to obtain the assumption agreement referred to in Section 7 of this Agreement prior to the effectiveness of any succession referred to therein, unless the purchaser, successor or assignee referred to therein is bound to perform this Agreement by operation of law.




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         "TERMINATION PAY" means a payment made by the Company to the Executive pursuant to Section 2(a)(ii).

         2. CHANGE IN CONTROL TERMINATION PAYMENT AND BENEFITS.

                  (a) Involuntary or Constructive Termination. In the event that the Executive's employment with the Company or its successor is terminated by the Company or its successor without Cause or by the Executive for Good Reason in connection with or within two years after a Change in Control, the Executive shall be entitled to the following payments and other benefits:

                           (i) A cash payment in an amount equal to the sum of
         (A) the Executive's accrued and unpaid salary as of his or her date of termination of employment, plus (B) his or her accrued and unpaid bonus, if any, for the Company's prior fiscal year. This amount shall be paid on the date of the Executive's termination of employment.

                           (ii) A cash payment in an amount equal to two (2) times the Executive's Annual Pay. This amount shall be paid by the Company in accordance with Section 2(c) hereof.

                           (iii) A cash payment in an amount equal to the Executive's unvested account balance under the Company's 401(k) plan.

                           (iv) The Executive and his or her eligible dependents shall be entitled for a period of two (2) years following his or her date of termination of employment to continued coverage, on the same basis as similarly situated active employees, under the Company's group health, dental, long-term disability and life insurance plans as in effect from time to time (but not any other welfare benefit plans or any retirement plans); provided that coverage under any particular benefit plan shall expire with respect to the period after the Executive becomes covered under another employer's plan providing for a similar type of benefit. In the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, the Company shall pay the Executive an amount equal to the cost of such coverage.

                           (v) All of the Executive's unvested options to purchase shares of Franklin's common stock shall be automatically vested and shall remain exercisable by the Executive on the same terms (other than vesting provisions) and for the same periods as were in effect prior to termination of the Executive's employment. In the event of any conflict between this provision and the provisions of any stock option award agreements entered into before or after the effective date of this Agreement, the foregoing provision shall control.

                  (b) No Duplication; Other Severance Pay. There shall be no duplication of severance pay in any manner. In this regard, the Executive shall not be entitled to Termination Pay hereunder for more than one position with the Company and its Affiliates. If the Executive is





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entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment, in lieu of notice. If Executive is entitled to any severance or termination payments under any employment or other agreement with the Company or any of its Affiliates, the severance compensation to which Executive would otherwise be entitled under this Agreement shall be reduced by the amount of such payment. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Executive and his or her dependents may otherwise be entitled to under the Company's compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active employees of the Company and its Affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its Affiliates.

                  (c) Mutual Release. Termination Pay shall be conditioned upon the execution by the Executive and the Company of a valid mutual release to be prepared by the Company pursuant to which the Executive and the Company shall each mutually release each other, to the maximum extent permitted by law, from any and all claims either party may have against the other that relate to or arise out of the employment or termination of employment of the Executive, except such claims arising under this Agreement, any employee benefit plan, or any other written plan or agreement (a "Mutual Release"). The full amount of Termination Pay shall be paid in a lump sum in cash to the Executive within ten
(10) days following receipt by the Company of a Mutual Release which is properly executed by the Executive; provided, however, that in the event applicable law allows the Executive to revoke the Mutual Release for a period of time, and the Mutual Release is not revoked during such period, the full amount of Termination Pay shall be paid to the Executive following the expiration of such period.

         3. EXCISE TAXES.

                  (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution (a "Payment") by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) including, without limitation, vesting of options, would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount sufficient to pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment.



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                  (b) Calculation of Gross-Up Payment. Subject to the provisions of paragraph (c) of this Section 3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive (the "Accounting Firm"), which shall be retained to provide detailed supporting calculations both to the Company and the Executive. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall have the right to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting
Firm hereunder). All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 3, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made will not have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph (c) of this Section 3 and the Executive thereafter is required to pay an Excise Tax in an amount that exceeds the Gross-Up Payment received by the Executive the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) Contested Taxes. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in order to effectively contest such claim, and



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                           (iv) permit the Company to participate in any
         proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to the amount of the Gross-Up Payment, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

         4. CERTAIN COVENANTS BY THE EXECUTIVE.

                  (a) Covenant Not to Compete. In consideration of the payments made to the Executive pursuant to this Agreement, the Executive shall not during the term of his or her employment with the Company and for a period of two years after termination of the Executive's employment with the Company, directly or indirectly, engage (whether as owner, partner, stockholder, joint venturer, manager, investor, employee, consultant, independent contractor or agent) in any business that competes, directly or indirectly, with the Company in any jurisdiction in which the Company is conducting business at the time (provided that the Executive shall not be restricted hereby from owning or acquiring 5% or less of the outstanding voting securities of a public company), provided that, the foregoing restriction will terminate immediately if the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason. The foregoing provision is not intended to override, supercede,




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reduce, modify or affect in any manner any other noncompetition covenant or agreement entered into between Executive and the Company or any of its Affiliates. Any such covenant or agreement shall remain in full force and effect in accordance with its terms.

                  (b) Protection of Confidential Information. The Executive agrees that he or she will not at any time during or following his or her employment by the Company, without the Company's prior written consent, divulge any Confidential Information to any other person or entity or use any Confidential Information for his or her own benefit. Upon termination of employment, for any reason whatsoever, regardless of whether either party may be at fault, the Executive will return to the Company all physical Confidential Information in the Executive's possession.

                  (c) Nondisclosure of Agreement. The Executive agrees, at all times during his or her employment by the Company, not to disclose or discuss in any manner (whether to individuals inside or outside the Company), the existence or terms of, this Agreement without the prior written consent of the Company, except to the extent required by law.

                  (d) Non-Solicitation of Employees. The Executive agrees, for so long as the Executive remains employed by the Company, and for a period of two years following the termination of the Executive's employment, that the Executive shall not, either for the Executive's own account, or on behalf of any other person or entity, solicit, suggest or request that any other person employed by the Company or one of its Affiliates leave such employment for the purpose of becoming employed by the Executive or any other person or entity.

                  (e) Extent of Restrictions. The Executive acknowledges that the restrictions contained in this Section 4 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

         5. TAX WITHHOLDING. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

         6. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         7. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to




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perform this Agreement in the same manner and to the same extent that the
Company would be required to perform if no succession had taken place.

         8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Executive.

        9. NOTICES. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

                           To the Executive:
                           Ron Justice
                           Suiza Packaging Group
                           2515 McKinney Avenue, Ste 850
                           Dallas, TX 75201

                           To the Company:
                           SUIZA FOODS CORPORATION
                           2515 McKinney Avenue, Suite 1200, LB 30
                           Dallas, Texas 75201
                           Attn.:  General Counsel
                           Tel.: 214-303-3400
                           Fax: 214-303-3499

         10. GOVERNING LAW. The provisions of this Agreement shall be construed in accordance of the laws of the State of Delaware, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

                                        SUIZA FOODS CORPORATION



                                        ---------------------------------------
                                               Gregg L. Engles
                                               Chairman of the Board and Chief
                                               Executive Officer


                                        ---------------------------------------
                                               Ron Justice








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